EXHIBIT 99.1

Media contact: Thomas Becher, (914) 701-8400
Investor contact: Bill Bradley (914) 701-8395

Atlas Air Worldwide Holdings Announces Agreements
Between Atlas Air and EETC Holders, Bank Group

PURCHASE, N.Y., July 3, 2003 — As part of its ongoing restructuring efforts first announced in March 2003, Atlas Air Worldwide Holdings, Inc. [NYSE: CGO] today announced that its subsidiary, Atlas Air, Inc., has entered into a forbearance agreement with the holders of a majority of its Class A Enhanced Equipment Trust Certificates (EETCs).

The EETCs were issued in 1998, 1999 and 2000 to finance Atlas Air’s initial fleet of 12 Boeing 747-400 freighter aircraft. Under the EETC financing transactions, a payment was originally due from Atlas Air on July 2, 2003. Pursuant to the forbearance agreement, on July 2, 2003, Atlas Air paid $25 million, which was approximately 50 percent of the amount originally due.

In consideration of this payment, the holders of a majority of the Class A Certificates agreed to forbear from taking any action to cause the exercise of remedies concerning any defaults under the EETC financing transactions for an initial forbearance period of 60 days. The forbearance period will allow Atlas Air to continue efforts to negotiate a restructuring of its EETC financing transactions. The forbearance period is extended for an additional 30 days to the extent an agreement in principle concerning the terms of a restructuring is reached prior to the end of the initial forbearance period. In certain limited circumstances, the forbearance period can be terminated early if Atlas Air defaults in specific obligations under the forbearance agreement. The forbearance agreement further provides that it is binding upon successors, assignees and transferees of the holders of Class A Certificates who are parties to the forbearance agreement.

Atlas Air also reached an agreement in principle, subject to execution of final documentation, with its main bank group, led by Deutsche Bank, to restructure its obligations in conjunction with the comprehensive restructuring program. As a result, the company will commence making payments on such obligations on a restructured basis.

Negotiations with Atlas Air’s remaining secured creditors and lessors are ongoing. While the company is optimistic that it will be successful in reaching satisfactory arrangements with its creditors, there can be no assurance it will succeed. Atlas Air Worldwide Holdings and its subsidiaries, Atlas Air and Polar Air Cargo, plan to continue payments to all trade vendors in the ordinary course of business and will continue to provide reliable services to all of their customers.

As part of completing its restructuring efforts, the company is considering various alternative methods to implement its restructuring program, including the filing of a pre-negotiated Chapter 11 plan of reorganization, with the goal of emerging from Chapter 11 as quickly as possible with minimum disruption to its businesses.

Atlas Air Worldwide Holdings is the holding company of Atlas Air and Polar Air Cargo. Atlas Air offers its customers a complete line of freighter services, specializing in ACMI (Aircraft, Crew, Maintenance, and Insurance) contracts and charter services with a fleet of Boeing 747 aircraft. Polar specializes in time-definite, cost-effective airport-to-airport scheduled airfreight service with a fleet of Boeing 747 freighters. Learn more at www.atlasair.com.

This document contains forward-looking statements that involve assumptions, risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the Company’s expectations and beliefs concerning future events, based on information available to the Company at the date of this press release. Some factors that could significantly affect the Company’s restructuring initiatives include, without limitation, the economic environment of the airline industry, the Company’s ability to negotiate restructured obligations with its creditors and lessors, the success of the Company’s cost-cutting initiatives in enhancing profitability and the economic environment in general. Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release. The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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